EXECUTION COPY

Exhibit 10.04
TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made on, and effective as of, June 9, 2014 (the “Effective Date”), by and between Liam E. McGee (the “Executive”) and The Hartford Financial Services Group, Inc., a corporation formed under the laws of the State of Delaware (the “Employer”).
WHEREAS, the Executive currently serves as Chairman, President and Chief Executive Officer of the Employer; and
WHEREAS, the parties hereto wish to set forth their agreement as to the manner in which the Executive will transition from his current employment with the Employer.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and the Executive agree as follows:
1.Continued Employment.
(a)The Executive hereby resigns from his positions as President and Chief Executive Officer of the Employer, effective as of June 30, 2014 (the “Transition Date”). Except as provided in Section 1(b) below, from the Effective Date through the date of the Employer’s Annual Meeting of Shareholders in 2015 (the “Termination Date”), the Executive will remain employed by the Employer; provided that, from and after the Transition Date the Executive shall be employed in the capacity of Executive Chairman of the Employer’s Board of Directors. The Executive’s role, responsibility and authority in such capacity shall be consistent with the usual role of chairman of the board of directors of a U.S. public company and with the duties and authorities provided in the Employer’s by-laws and Corporate Governance Guidelines as in effect from time to time. In addition, the Executive shall provide consultation and advice as requested by the Chief Executive Officer, other senior management and the Board of Directors of the Employer from time to time. The Executive will not stand for re-election at the Annual Meeting of Shareholders in 2015.
(b)Either the Executive or the Employer may elect to end the Executive’s service as Executive Chairman prior to the Termination Date, in which case his service as a director shall cease but the Executive shall in any such situation, except for cause as provided in this Section 1(b) below, remain an active employee of the Employer until April 1, 2015, in an advisory capacity with such duties as are commensurate with his status and as are requested by the Chief Executive Officer of the Employer in office from time to time (in such case, April 1, 2015 shall become the “Termination Date”). If the Executive voluntarily resigns from employment prior to the Termination Date, he will be deemed to have resigned without further action as a director of the Employer effective at the time of such resignation (in that case, the date of voluntary resignation from employment shall become the new “Termination Date”).

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Notwithstanding anything to the contrary contained herein, the Employer may not terminate the employment of the Executive prior to April 1, 2015, unless the Executive is terminated for “cause” (for such purpose, “cause” shall mean “cause” as defined in clauses (1) and (2) of the definition of “Termination for Cause” contained in Section 11 (C ) of the Employer’s Senior Executive Officer Severance Pay Plan (Tier 1)).
(c)The Executive agrees to make himself available to provide services through the Termination Date from time to time as reasonably requested by the Employer to the extent that it does not unduly interfere with the Executive’s other commitments. Prior to the Termination Date, the Executive will not render personal services to any other person except as approved by the Employer’s Board of Directors, such approval not to be unreasonably withheld.
(d)Except as set forth herein, the Executive hereby resigns, effective as of the Transition Date, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Employer and its Affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation. The Executive will continue to be subject to all applicable employment policies of the Employer, including without limitation the Employer’s Code of Conduct, through the Termination Date.
(e)The Employer will provide the Executive with the use of an office at the Executive’s current principal place of employment or at the Employer’s place of business in the Southern California area, in which case such place of business shall become the Executive’s principal place of employment and shall be utilized as such, and with administrative support for Employer business, through the Termination Date. The Employer will also provide the Executive with continued home office equipment and support of a type and in a manner consistent with the practices of the Employer for its senior executives generally.
2.Compensation.
(a)Effective as of July 1, 2014, the Executive’s base salary shall be reduced to an annual rate of $1 million, payable on Employer’s regular payroll schedule (the “Base Salary”). Upon the Termination Date, no accrued but unused PTO shall be payable.
(b)The Executive shall be entitled to his Annual Incentive Plan bonus award in respect of 2014 based on his actual base salary earned during 2014, provided that the payout amount shall be based on the company performance factor used in the calculation of 2014 Annual Incentive Plan awards for the Executive Leadership Team without any adjustment to reflect individual performance or other factors (the “AIP”). The AIP shall be paid in 2015 but not later than March 15, 2015.
(c)Upon the termination of the Executive’s employment, such termination will be treated as having occurred due to Retirement within the meaning of the Employer’s 2010 Incentive Stock Plan for purposes of all of his outstanding awards under the Employer’s 2010 Incentive Stock Plan, except as provided in the next sentence hereof, and the Executive shall be treated as being eligible for coverage under the Employer’s Retiree High Deductible Health Plan

(such plan, as in effect from time to time, the “Retiree HDHP”). There is and will be no retirement treatment for the special performance share award granted to the Executive on October 30, 2013. For purposes of Section 10 of the Agreement between the Executive and the Employer dated September 23, 2009 (the “Prior Agreement”), a termination of the Executive’s employment in accordance with the terms hereof will be treated as a “voluntary termination” of the Executive’s employment.
(d)The Executive acknowledges that, except for the payments and benefits agreed herein, he is not entitled to any payment in the nature of severance or termination pay from the Employer or its Affiliates, and that the payments and benefits agreed to herein are in full satisfaction of all severance and termination pay obligations owed to him by the Employer or its Affiliates. The Executive further acknowledges that, except as expressly set forth herein, the Executive’s eligibility to participate in any Employer benefit or compensation plan, program or arrangement shall be subject to the terms thereof as in effect from time to time.
(e)The Executive shall remain entitled to all of his benefits payments, and other rights under any tax qualified or non-qualified pension or savings plan of the Employer or its Affiliates, in each case in accordance with the terms of the relevant plan.
(f)Commencing with the termination of his eligibility to participate in the Employer’s medical plan, the Executive shall be entitled to continuation of benefit coverage under the Company’s medical, dental and other health care plans to the extent provided in Section 4980B of the Internal Revenue Code of 1986, as amended, and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), at the Executive’s expense. Upon termination of his employment or expiration of his COBRA continuation coverage (such timing to be at the Executive’s discretion), Executive shall be entitled to elect to participate at his expense in the Retiree HDHP.
(g)The Executive will be entitled, at the Employer’s expense, to utilize the My Next Season base premium package (estimated cost $50,000). Any additional services rendered by My Next Season shall be the responsibility of the Executive.
(h)Nothing in this Agreement shall be construed as a limitation on the Employer’s right to amend, modify or terminate any employee benefit plan, program or arrangement at any time and from time to time, or to change its interpretation of such plans, programs or arrangements and related plans and policies in accordance with applicable plan documents, agreements and regulations; provided, however, that no such amendment, modification or change of interpretation relating to the Retiree HDHP shall prevent the Executive from being eligible for coverage under such plan as so amended, modified or interpreted.
(i)The Executive agrees that his entitlement and ability to retain the benefits described in this Section 2 are subject to the Executive’s agreement to the Waiver and Mutual Release set forth in Section 4 hereof on and as of the date hereof, and to his re-execution and agreement to such Waiver and Mutual Release on and as of the Termination Date and to the effectiveness thereof.
(j)The Executive shall continue to be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder in accordance with generally applicable Employer policies as in effect from time to time. The Executive shall be permitted to use private aircraft provided by the Employer for required business travel as determined by the Chief Executive Officer of the Employer between his principal place of employment and the Employer’s offices in Hartford, Connecticut (and such travel shall not be treated as commutation to the extent permissible by law), and otherwise in accordance with Employer policies as in effect from time to time.
(k)The Employer shall continue to make available the use and services of a car and driver in Hartford, Connecticut, so long as they remain available for other executives.
(l)In the event of (i) the Executive’s death or (ii) termination of the Executive’s employment with the Employer as a result of the Executive’s incapacity to perform the services contemplated hereunder, in either case prior to the Termination Date, the Employer will pay him a bonus in respect of 2014 AIP, in lieu (and not in duplication) of the amount determined under paragraph 2(b) above, based on a deemed 2014 annual base salary of $1,050,000 and the company performance factor used in the calculation of 2014 AIP awards for the Executive Leadership Team without any adjustment to reflect individual performance or other factors, which bonus shall be paid in 2015 but not later than March 15, 2015.

3.	Other Agreements.
(a)The Executive and the Employer will mutually agree on the form, content and timing of any internal/external announcement of the Executive’s retirement, excluding any disclosure required to be made by the Employer by any law, regulation or the rules of any stock exchange as determined by the Employer. The Executive shall be afforded the opportunity to review and comment on any proposed filing by the Employer with the Securities and Exchange Commission that discloses the contents of this Agreement.
(b)The Executive agrees not to take or retain following the Termination Date, without the prior written consent of the Employer, any property belonging to the Employer, including without limitation any access keys or cards, credit cards, office equipment, computers, Blackberries, iPads, or cell phones, or any notes, memoranda, reports, lists, records, drawings, sketches, specifications, training documents and materials, software programs, data, documentation or other materials, whether or not prepared by Executive, and will return, on or before the Termination Date, any such property or information (in whatever form) currently in the Executive’s possession. Anything herein to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing the Executive’s compensation or relating to the reimbursement of expenses incurred by him, (iii) information the Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to his employment, or termination thereof, with the Employer. For purposes of clarity, the Executive may retain electronic devices used for communication and information storage that were purchased by him, including mobile devices and computers regularly used by the Executive, provided that information he is not permitted to retain pursuant to this paragraph is deleted from such devices.
(c)The Executive shall continue beyond the Termination Date to benefit from all applicable indemnification and director and officer liability insurance coverage under any of the Employer’s organizational documents or at law or under any other agreement (including but not limited to the Prior Agreement) and applicable to the Executive in the amounts and subject to the terms and conditions applicable generally to senior executives of the Employer.
4.Waiver and Mutual Release.
(a)    The Executive, on behalf of himself and his dependents, heirs, successors and assigns (the “Executive Releasees”), hereby releases, remises and acquits the Employer and all of its Affiliates (as defined below), and their respective officers, directors, shareholders, members, partners, agents, Executives, retirees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Employer Releasees”), jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive’s heirs, successors or assigns have or may have against any of the Employer Releasees arising on or prior to the date of this Agreement and any and all liability which any of the Employer Releasees may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however, denominated, in each case relating to or arising from the Executive’s employment relationship with the Employer and its Affiliates or the termination of such relationship (“Claims”), including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, any law, statute, rule or regulation of the State of Connecticut or California, or any other federal, state or local law and any workers’ compensation or disability claims under any such laws or claims under any contract. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any Claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Employer or its Affiliates. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. In addition, this release is not intended to interfere with the Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding the Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. Anything to the contrary notwithstanding, the Executive does not release any of the following Claims: (i) any Claim arising from the breach of this Agreement or any equity award agreement or any welfare or pension benefit plans; (ii) any Claim for indemnification in accordance with applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of the Employer or any of its Affiliates, and any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Employer or any of its Affiliates; (iii) any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Employer or any of its Affiliates are jointly liable; or (iv) any Claim that by law may not be released by private agreement without judicial or governmental review and approval.

(b)    The Executive acknowledges that the payments provided for herein are in addition to anything of value to which the Executive already is entitled from the Employer and its Affiliates and constitutes good and valuable consideration for the release contained in this Section 4. The Executive further represents that he is not aware of any facts, circumstances or conditions that could reasonably be expected to constitute a material violation of any law, rule, regulation or applicable stock exchange requirement or rule, by the Employer or any of its Affiliates and that is not known by any currently employed senior executive of the Employer.

(c)    The Employer, on behalf of itself and all other Employer Releasees, hereby releases, remises and acquits the Executive Releasees, from any and all claims, demands, causes of action, obligations, damages or liabilities arising on or prior to the date of this Agreement from the Executive’s employment relationship with the Employer and its Affiliates provided that, and only to the extent that, any such claim, demand, cause of action, obligation, damage or liability arises from facts known to the Employer on the date hereof (“Employer Claims”) which the Employer Releasees have or may have against any of the Executive Releasees; provided that, anything to the contrary notwithstanding, the Employer Releasees do not release any of the following Employer Claims: (i) any Employer Claim arising from the breach of this Agreement or (ii) any Employer Claim that by law may not be released by private agreement without judicial or governmental review and approval.

5.No Admission of Liability.
This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employer or its Affiliates.
6.Tax.
(a) The Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to the Executive which the Employer will report to the appropriate taxing authorities. The Employer shall have the right to deduct from any payment made to the Executive under this Agreement, any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided hereunder or to require payment from the Executive which the Executive agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

(b) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A, or are exempt therefrom, and do not cause any payments or benefits to be provided to fail to so comply or be exempted. To the maximum extent permitted, this Agreement shall be interpreted in furtherance of such intent. To the extent that either party hereto believes that any payment to be made hereunder is likely to result in the imposition of additional tax or interest under Section 409A, the parties agree to negotiate in good faith to restructure the timing and form (but not the amount) of any nonconforming payments to the extent necessary to avoid any such additional tax or interest. For purposes of Section 409A, each cash payment made hereunder shall be considered a separate payment. The Executive and the Employer intend that the Executive’s “separation from service” for purposes of Section 409A will not occur while the Executive continues to serve as Executive Chairman of the Board and will occur on the Termination Date, and agree that the nature and amount of services that the Executive may be required to provide after the Transition Date will be organized in furtherance of that characterization.
(c) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of this Agreement is subject to Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
7.General Provisions.
(a)Heirs and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.
(b)Affiliates. As used in this Agreement, the term “Affiliates” means all companies, corporations, and entities that, as of any determination date, control, are controlled by or are under common control with, the Employer, and their respective successors and assigns.
(c)Amendment. No amendments, modifications or waivers of this Agreement or any of its provisions shall be binding unless made in writing and signed by both the Executive and a senior authorized officer of the Employer. The Executive agrees to amend this Agreement to the extent that the Employer establishes to the reasonable satisfaction of the Executive and the Executive’s legal counsel that such amendment is necessary or proper for it to comply with legal requirements, and any such amendment shall be made in a manner that preserves or replaces the economic benefits intended to be provided to the Executive pursuant to this Agreement.

(d)Integration. This Agreement, together with the Prior Agreement, and all other agreements and plans referred to herein ( including any administrative rules adopted in connection with such plans, and agreements evidencing awards granted under such plans, to the extent not inconsistent with any term set forth herein ) constitute the entire understanding of the Employer and the Executive with respect to the transition and termination of the Executive’s employment and supersedes all prior understandings, written or oral, concerning such matters. For the avoidance of doubt, (i) the terms of the Prior Agreement, to the extent not inconsistent with any term set forth herein, including without limitation Sections 10, 11 and 12 thereof, shall continue in full force and effect and (ii) the Executive shall not be entitled in connection with his transition and termination of employment to benefits under the Employer’s Senior Executive Officer Severance Pay Plan. A failure of the Employer or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
(e)Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without regard to its choice of law provisions. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in the city of Hartford, Connecticut and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with the principles that would be applied by a court of law or equity.
(f)Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
(g)Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
(h)Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Employer:

The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155
Attention: General Counsel
with a copy to (which shall not constitute notice):
Arthur H. Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
If to the Executive:
Liam E. McGee

At the most recent address on file for him in the books and records of the Employer from time to time.

With a copy to (which shall not constitute notice):
Joseph E. Bachelder
McCarter & English, LLP
245 Park Avenue, 27th Floor
New York, NY 10167

or to such other address as any party hereto may designate by notice to the others.
8.Knowing and Voluntary Waiver.
The Executive and the Employer acknowledge that, by their free and voluntary act of signing below, they agree to all of the terms of this Agreement and intend to be legally bound thereby.
The Executive understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, the Executive may execute this Agreement by June 30, 2014, to acknowledge his understanding of and agreement with the foregoing.
This Agreement will become enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Irrevocable Date”). During the seven-day period prior to the Irrevocable Date, the Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Employer his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein, and to the extent such payments have already been made, the

Executive agrees that he will immediately reimburse the Employer for the amounts of such payment.
* * * * *

IN WITNESS WHEREOF, the Employer has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
/s/ Martha Gervasi____________________
By:    Martha Gervasi

Title:	Executive Vice President – Human Resources

/s/ Liam E. McGee____________________ Liam E. McGee